As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART BALANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2949397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

115 West Century Road – Suite 260

Paramus, New Jersey 07652-1432

(201) 568-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen B. Hughes, Chairman and Chief Executive Officer

Smart Balance, Inc.

115 West Century Road – Suite 260

Paramus, New Jersey 07652-1432

(201) 568-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Linda Y. Kelso, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Fax: (904) 359-8700

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock	9,650,000 Shares	(2)	(2)	$2,983.83

(1)	Plus such indeterminable number of additional shares as may become available for sale pursuant to the anti-dilution provisions contained in the Stock Plan.
(2)

Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the registration fee for the shares covered by this Registration Statement has been calculated based on (i) 8,497,500 shares subject to outstanding options with an average exercise price of $9.87 per share and (ii) 1,152,500 shares reserved for future grants under the Stock Plan, for which the fee has been calculated using $11.56 per share, the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Global Market on November 23, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission are hereby incorporated herein by reference:

•	Our annual report on Form 10-K for the year ended December 31, 2006;

•	The amendment to our annual report, filed on Form 10-K/A for the year ended December 31, 2006;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2007; June 30, 2007 and September 30, 2007;

•

Our current reports on Form 8-K dated February 16, 2007; April 27, 2007; May 10, 2007, May 17, 2007, May 18, 2007, May 21, 2007, May 22, 2007, May 25, 2007, June 4, 2007, June 13, 2007, August 10, 2007; August 20, 2007; October 31, 2007; November 9, 2007 and November 29, 2007;

•	Our definitive proxy statement filed with the SEC on April 27, 2007; and

•

The description of our common stock which is contained in our registration statement on Form 8-A filed on August 23, 2005, including amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of common stock being offered hereby have been sold or which deregisters all shares of common stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we shall indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we shall advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our restated certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into contractual indemnity agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnity agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act, and reimbursement of expenses incurred in connection with such liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Certificate of Incorporation of Smart Balance, Inc.*

4.2	Form of Stock Option Award Agreement**

4.3	Smart Balance, Inc. Stock Plan***

5.1	Opinion of Morris, Nichols, Arsht & Tunnell LLP as to the legality of the common stock

23.1	Consent of Morris, Nichols, Arsht & Tunnell LLP (included in Opinion filed as Exhibit 5.1)

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.3	Consent of McGladrey & Pullen, LLP

24.1	Powers of Attorney (included on signature page)

*	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on May 25, 2007.
**	Incorporated by reference to Exhibit 10.47 of the Company’s Form 8-K filed on May 25, 2007.
***	Incorporated by reference to Annex G of the Company’s Definitive Proxy Statement filed on April 27, 2007.

Item 9.	Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado, on November 30, 2007.

SMART BALANCE, INC.

By:	/s/ STEPHEN B. HUGHES
Stephen B. Hughes
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen B. Hughes or Robert S. Gluck, or either of them, acting individually (with full power to each of them to act alone), as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN B. HUGHES	Chairman of the Board, Chief Executive Officer	November 30, 2007
Stephen B. Hughes	(principal executive officer) and Director

/s/ ROBERT S. GLUCK	Vice Chairman of the Board, Chief Financial Officer	November 30, 2007
Robert S. Gluck	and Director

/s/ JOHN F. KONZELMANN	Vice President, Controller and Principal	November 30, 2007
John F. Konzelmann	Accounting Officer

/s/ ROBERT J. GILLESPIE	Director	November 30, 2007
Robert J. Gillespie

/s/ JAMES E. LEWIS	Director	November 30, 2007
James E. Lewis

/s/ ROBERT F. MCCARTHY	Director	November 30, 2007
Robert F. McCarthy